Exhibit 99.1

Contact:   Joseph C. Adams,
Chief Executive Officer
      Matthew D. Mullet,
Chief Financial Officer
                      (425) 771-5299
                      www.FSBWA.com

FS Bancorp, Inc. Reports Third Quarter Earnings

MOUNTLAKE TERRACE, WA – October 26, 2012 - FS Bancorp, Inc. (NASDAQ: FSBW) (“FS Bancorp” or “the Company”), the holding company for 1st Security Bank of Washington (“the Bank”) today reported 2012 third quarter net income of $3.3 million or $1.03 per diluted share, which includes a $2.3 million net tax benefit as a result of the reversal of the majority of its deferred tax asset (“DTA”) valuation allowance. Results without the deferred tax benefit reflect net income of $1.0 million in the third quarter, up from $621,000 for the second quarter of 2012 and $225,000 for the third quarter ended September 30, 2011.  Net income for the first nine months of 2012 was $4.2 million including the $2.3 million net tax benefit.  Results without the deferred tax benefit reflect net income of $1.9 million for the first nine months of 2012 compared to net income of $1.2 million for the first nine months of 2011.  The Company completed its initial public offering (“IPO”) on July 9, 2012 with the issuance of 3,240,125 shares of its common stock, which generated gross proceeds of $32.4 million; therefore, operating results before that date pertain to the Bank only.

“We are extremely pleased with the progress we have made on the successful implementation of our business plan and the recent ability to deploy a portion of the capital raised during our mutual to stock initial public offering” stated Joe Adams, CEO of the Company and the Bank.  “The current interest rate environment has benefited our new construction and home lending teams to attract new loans and has helped to complement our commercial and consumer lending teams.”

Fiscal Third Quarter 2012 Highlights (at or for the three months ended September 30, 2012, compared to June 30, 2012, or September 30, 2011):

•	Net income increased to $3.3 million (including the $2.3 million income tax benefit) compared to $621,000 for the preceding quarter and $225,000 from the comparable quarter one year ago;
•	Earnings per diluted common share were $1.03 for the quarter;
•	Net interest margin remained unchanged at 5.39% compared to the preceding quarter and increased from 5.27% for the comparable quarter one year ago;
•	We originated $14.0 million and $44.2 million of construction and one-to-four family residential loans, respectively, during the quarter;
•	Total non-performing assets decreased $2.5 million, or 35.6% to $4.4 million at September 30, 2012 from $6.9 million at December 31, 2011;
•	The ratio of non-performing assets to total assets improved to 1.30% at September 30, 2012 from 2.59% compared to the same quarter end one year ago;
•
The efficiency ratio (total noninterest expense as a percentage of net interest income and total other noninterest income) improved to 71.6% at September 30, 2012 compared to 76.6% for the preceding quarter and 78.6% for the comparable quarter one year ago; and

•
Capital levels at the Bank reflect Total Risk Based Capital of 17.1% and Tier 1 Leverage Capital Ratio of 13.2% as of September 30, 2012 compared to 12.3% and 9.3% as of December 31, 2011 respectively.

Balance Sheet Management

Total assets increased slightly to $341.2 million at September 30, 2012 compared to $340.9 million at June 30, 2012 and $283.8 at December 31, 2011.  The increase in total assets from June 30, 2012 was primarily due to a $14.0 million increase in net loans receivable and a $4.4 million increase in loans held for sale offset by a $21.1

FS Bancorp Q3 Earnings
October 26, 2012

million decrease in total cash and cash equivalents quarter over quarter.  The increase in assets from December 31, 2011 was primarily due to increases in net loans receivable of $42.0 million, securities of $11.9 million and $8.5 million in loans held for sale.  The level of cash reduced during the current quarter compared to the previous quarter as funds being held for the capital raise were converted to capital and/or were returned to investors unable to invest in our IPO transaction.  The remaining change in cash was deployed into higher yielding loan assets.

Liquidity as measured by cash and cash equivalents, CDs held for investment and available for sale investments was 14.6% of total assets at September 30, 2012 compared to 20.2% at June 30, 2012 and 16.3% at December 31, 2011.  Cash levels in the second quarter of 2012 were temporarily elevated due to the capital raise in that quarter and were deployed throughout the third quarter into loan assets and/or returned to investors.

FS Bancorp’s mortgage-backed securities (“MBS”) and other investments increased by $930,000 during the quarter to $38.8 million at September 30, 2012 from $37.9 million at June 30, 2012 and $26.9 million at December 31, 2011, primarily due to purchases of  MBS which were partially offset by sales of taxable municipal bonds, agency investment calls, MBS prepayments and scheduled amortization.

FS Bancorp’s originations of loans held for sale increased 60.4% to $42.8 million during the quarter ended September 30, 2012 compared to $26.7 million for the preceding quarter.   Loans held for sale increased $4.4 million to $8.5 million at September 30, 2012 from $4.1 million at June 30, 2012 and none as of December 31, 2011.  FS Bancorp continues to expand its mortgage banking operations and to sell fixed-rate one-to-four family mortgage loans into the secondary market for asset–liability management purposes and to generate noninterest income.  During the quarter ended September 30, 2012, we sold $38.3 million of fixed-rate one-to-four family mortgage loans compared to $24.0 million for the preceding quarter and none for the same quarter one year ago.

LOAN PORTFOLIO
($ in thousands)
	September 30, 2012		June 30, 2012		December 31, 2011
	Amount	Percent	Amount	Percent	Amount	Percent

REAL ESTATE LOANS
Commercial	$32,779	12.5%	$30,829	12.4%	$28,931	13.1%
Home equity	14,693	5.6	14,949	6.0	14,507	6.6
Construction and development	24,480	9.3	18,539	7.4	10,144	4.6
One-to-four family (held for sale excluded)	10,340	3.9	11,560	4.6	8,752	4.0
Multi-family	1,397	0.5	1,854	0.8	1,175	0.5
Total real estate loans	83,689	31.8	77,731	31.2	63,509	28.8

CONSUMER LOANS:
Indirect home improvement	82,185	31.2	80,568	32.3	81,143	36.7
Recreational	30,773	11.7	28,065	11.3	24,471	11.1
Automobile	3,057	1.2	3,765	1.5	5,832	2.6
Home improvement	721	0.3	750	0.3	934	0.4
Other	1,430	0.5	1,504	0.6	1,826	0.8
Total consumer loans	118,166	44.9	114,652	46.0	114,206	51.6

COMMERCIAL BUSINESS LOANS	61,488	23.3	56,952	22.8	43,337	19.6
Total loans	263,343	100.0%	249,335	100.0%	221,052	100.0%

Allowance for loan losses	(4,359)		(4,332)		(4,345)
Deferred cost, fees, and discounts, net	173		199		424
Total loans receivable, net	$259,157		$245,202		$217,131

FS Bancorp Q3 Earnings
October 26, 2012

Net loans receivable increased $14.0 million to $259.2 million at September 30, 2012 from $245.2 million as of June 30, 2012 and increased $42.0 million from $217.1 million at December 31, 2011.  Total real estate loans increased $6.0 million quarter over quarter due to increased growth in commercial real estate loans including residential construction lending.  Quarter over quarter increases in other loan categories include a $4.5 million increase in commercial business loans including warehouse lending, and a $3.5 million increase in consumer loans.

The residential construction lending group recorded $14.0 million in residential construction commitments in the third quarter of 2012, down from $16.7 million in the second quarter of 2012 and up from $6.6 million in the fourth quarter of 2011.  Balances outstanding for residential construction loans were $20.5 million as of September 30, 2012.

Below is a table of the quarterly production in our consumer lending division:
($ in thousands)
	At or For the Quarter Ended
	September 30, 2012	June 30, 2012	December 31, 2011	September 30, 2011

New volume	$12,324	$11,103	$4,494	$6,727
Payoff volume	$(8,247)	$(10,178)	$(9,088)	$(10,648)
Charge offs	$(563)	$(479)	$(922)	$(833)
Ending balance	$118,166	$114,652	$114,206	$119,722
Net increase (decrease)	$3,514	$446	$(5,516)	$(4,754)

As illustrated in the table above, the consumer lending division increased loan production by $5.6 million during the quarter ended September 30, 2012 compared to the same quarter one year prior and by $7.8 million compared to the quarter ended December 31, 2011.  During the quarter ended September 30, 2012, charge offs decreased $270,000 compared to the same quarter one year prior and by $359,000 from the fourth quarter ended December 31, 2011.  Quarter over quarter reflects an increase of $1.1 million in new production volume coupled with slower loan repayments, resulting in an increase in total volume of $3.5 million during the current quarter compared to a net decrease in volume of $4.8 million in the comparable quarter of 2011 and a net decrease in volume of $5.5 million in the quarter ended December 31, 2011.

“Management is pleased with the return to growth in the consumer lending platform in the second and third quarters of 2012” stated CFO Mullet.  “This growth allows us to pursue opportunities in consumer lending including packaging and selling pools of loans into the secondary market.”

DEPOSIT BREAKDOWN ($ in thousands)
	September 30, 2012		June 30, 2012		December 31, 2011
	Amount	Percent	Amount	Percent	Amount	Percent
Interest-bearing checking	$24,914	9.1%	$20,650	6.7%	$20,669	8.4%
Noninterest-bearing checking	31,434	11.4	25,811	8.4	19,254	7.8
Savings	12,146	4.4	53,268	17.3	11,567	4.7
Money market	108,643	39.5	103,733	33.7	99,022	40.2
Certificates of deposits less than $100,000	39,835	14.5	41,651	13.6	36,220	14.7
Certificates of deposits $100,000 to less than $250,000	33,283	12.1	38,417	12.5	36,912	15.0
Certificates of deposits $250,000 and over	24,569	9.0	23,840	7.8	22,774	9.2
Total	$274,824	100.0%	$307,370	100.0%	$246,418	100.0%

FS Bancorp Q3 Earnings
October 26, 2012

Total deposits decreased $32.6 million (10.6%) to $274.8 million at September 30, 2012, from $307.4 million at June 30, 2012 primarily as a result of a $41.1 million decrease in savings account balances associated with the capital raise and offset by a $9.9 million increase in transactional noninterest bearing and interest bearing deposits.  The decrease in savings account balances had a direct correlation with the funds received during the IPO that were substantially converted to equity capital.

Transactional deposits (noninterest and interest-bearing checking accounts) increased to $56.3 million as of September 30, 2012 from $46.5 million at June 30, 2012 and $39.9 million at December 31, 2011.  Management continues to focus deposit growth efforts on relationship deposits with new and existing customers.

Total equity for the Company increased $31.5 million to $59.4 million at September 30, 2012 from $27.9 million at June 30, 2012.  The increase in  equity was predominantly a result of the $32.4 million in gross proceeds raised in the IPO and net income year to date.  Book value per common share was $18.32 as of September 30, 2012.

Asset Quality and Capital Ratios

FS Bancorp had a provision for loan losses of $630,000 during the quarter ended September 30, 2012 compared to $550,000 in the preceding quarter and $622,000 in the comparable quarter one year ago.

Our allowance for loan losses at September 30, 2012 was $4.4 million, or 1.7% of gross loans receivable, compared to $4.3 million, or 2.0% of gross loans receivable, at December 31, 2011.  Non-performing loans, consisting of non-accruing loans, decreased to $2.1 million at September 30, 2012 from $2.2 million at December 31, 2011. At September 30, 2012, our non-performing loans consisted of $877,000 of commercial loans, $394,000 of consumer loans, $360,000 of one-to-four family, $266,000 of commercial business loans and $197,000 of home equity loans.  Non-performing loans to total loans decreased to 0.8% at September 30, 2012 from 1.0% at December 31, 2011.  Other real estate owned totaled $2.3 million at September 30, 2012, compared to $4.6 million at December 31, 2011.  The $2.3 million or 49.4% reduction in other real estate owned reflects the resolution of $2.8 million in other real estate owned and write-downs to fair value of $728,000 during the nine month period.  At September 30, 2012, we also had $3.1 million in restructured loans of which $2.1 million were performing in accordance with their modified terms and $990,000 were on non-accrual.

A summary of non-performing assets as of September 30, 2012, June 30, 2012 and December 31, 2011 is as follows:

NON-PERFORMING ASSETS	September 30,	June 30,	December 31,
($ in thousands)	2012	2012	2011

Non-accrual loans	$2,094	$1,738	$2,227
Other real estate owned	2,321	2,950	4,589
Repossessed consumer property	25	5	78
Total non-performing assets	$4,440	$4,693	$6,894

FS Bancorp Q3 Earnings
October 26, 2012

The Bank is well capitalized with a total risk-based capital ratio of 17.1% and a Tier 1 leverage capital ratio of 13.2% at September 30, 2012.

Operating Results

FS Bancorp, Inc. reported 2012 third quarter net income of $3.3 million or $1.03 per diluted share which includes a $2.3 million net tax benefit.  Net income is up from $621,000 in the second quarter of 2012 and $225,000 for the quarter ended September 30, 2011.  Net income for the first nine months of 2012 was $4.2 million including the $2.3 million in net tax benefit compared to $1.2 million for the first nine months of 2011.

Net interest income increased $925,000, or 27.7%, to $4.3 million for the three months ended September 30, 2012, from $3.3 million for the three months ended September 30, 2011. The increase in net interest income was attributable to a $796,000 increase in interest income resulting from an increase in the average balance of our loan portfolio as well as a shift of funds during the period from lower yielding cash and cash equivalents to higher yielding investment securities, and a $129,000 decrease in interest expense, primarily due to a reduction of our overall cost of funds.  Net interest income increased $1.8 million, or 18.3%, to $11.8 million for the nine months ended September 30, 2012, from $10.0 million for the nine months ended September 30, 2011. The increase in net interest income was attributable to a $990,000 increase in interest income from loans, a $345,000 increase in investment income and a $494,000 decrease in interest expense, primarily due to a reduction in our overall cost of funds.

Our net interest margin increased 19 basis points to 5.39% for the nine months ended September 30, 2012, from 5.20% for the same period of the prior year. The increase was primarily due to a shift in funds during the period from lower yielding cash and cash equivalents into higher yielding investment securities and a lower level of non-performing loans, coupled with a 38 basis point decline in our overall cost of funds to 0.98% for the nine months ended September 30, 2012 from 1.36% for the same period of the prior year.

The provision for loan losses was $630,000 for the three months ended September 30, 2012, compared to $622,000 for the three months ended September 30, 2011. The $8,000 increase in the provision primarily relates to the increase in net loans during the three months ended September 30, 2012. Our provision for loan losses remained flat at $1.7 million for the nine months ended September 30, 2012, and the nine months ended September 30, 2011.  Non-performing loans were $2.1 million, or 0.8% of total loans at September 30, 2012, compared to $1.8 million, or 0.8% of total loans, at September 30, 2011. During the nine months ended September 30, 2012, net charge-offs totaled $1.7 million compared to $2.7 million during the nine months ended September 30, 2011.

Noninterest income increased $874,000, or 144.5%, to $1.5 million for the three months ended September 30, 2012, from $605,000 for the three months ended September 30, 2011. The increase during the period was primarily due to $915,000 in gains associated with the sale of mortgage loans to the secondary market as part of our home lending initiative.   Noninterest income increased $1.6 million, or 95.0%, to $3.3 million for the nine months ended September 30, 2012, from $1.7 million for the nine months ended September 30, 2011.

Noninterest expense increased $1.0 million, or 32.7%, to $4.1 million for the three months ended September 30, 2012, from $3.1 million for the three months ended September 30, 2011.  Changes in noninterest expense included a $697,000, or 47.6%, increase in salaries and benefit costs associated with the addition to staff  in our expanded lending platforms, a $129,000 or 25.7% increase in operation costs due to a $92,000 increase in depreciation expense associated with accelerated depreciation for the remodeling of the administrative office, a $119,000, or 126.6% increase in loan costs associated with increased lending activities, partially offset by a $131,000 decrease in write-downs of our other real estate owned to fair value.

FS Bancorp Q3 Earnings
October 26, 2012

Management determined in the third quarter, based on all available evidence, that it was more likely than not that all the deferred tax asset would be realized and the deferred tax valuation allowance should be reversed during the third quarter of 2012.  In accordance with GAAP, Management reversed the deferred tax valuation allowance except for a portion associated with the budgeted income in the fourth quarter of 2012 that will offset the expected income tax expense during the fourth quarter.  The net impact on income in the third quarter of 2012 was a reversal of $2.3 million in the deferred tax valuation allowance.

About FS Bancorp
FS Bancorp, Inc., a Washington corporation, is the holding company for 1st Security Bank of Washington (“the Bank”).  The Bank provides loan and deposit services to customers who are predominately small and middle-market businesses and individuals in western Washington through its six branches in suburban communities in the greater Puget Sound area.

Disclaimer
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact and often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would” and “could.”  Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, assumptions and statements about future performance.  These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the results anticipated, including, but not limited to: general economic conditions, either nationally or in our market area, that are worse than expected; the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market area; increases in premiums for deposit insurance; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments; increased competitive pressures among financial services companies; our ability to execute our plans to grow our residential construction lending, our mortgage banking operations and our warehouse lending and the geographic expansion of our indirect home improvement lending; our ability to attract and retain deposits; our ability to control operating costs and expenses; changes in consumer spending, borrowing and savings habits; our ability to successfully manage our growth; legislative or regulatory changes that adversely affect our business or increase capital requirements, including changes related to Basel III; the effect of the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing regulations, changes in regulation policies and principles, or the interpretation of regulatory capital or other rules; adverse changes in the securities markets; changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Public Company Accounting Oversight Board or the Financial Accounting Standards Board; costs and effects of litigation, including settlements and judgments and inability of key third-party vendors to perform their obligations to us.

Any of the forward-looking statements that we make in this press release and in the other public statements we make are based upon management’s beliefs and assumptions at the time they are made.  We undertake no obligation to publicly update or revise any forward-looking statements included in this report or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise.  We caution readers not to place undue reliance on any forward-looking statements.  We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.  These risks could cause our actual results for fiscal 2012 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us, and could negatively affect the Company’s operations and stock price performance.

FS Bancorp Q3 Earnings
October 26, 2012

FS BANCORP, INC.
STATEMENTS OF INCOME
(Dollars in thousands, except per share amounts) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
INTEREST INCOME
Loans receivable	$4,647	$3,981	$13,121	$12,131
Interest and dividends on investment securities, and cash and cash equivalents	193	63	521	176
Total interest income	4,840	4,044	13,642	12,307
INTEREST EXPENSE
Deposits	543	655	1,715	2,194
Borrowings	28	45	117	132
Total interest expense	571	700	1,832	2,326
NET INTEREST INCOME	4,269	3,344	11,810	9,981
PROVISION FOR LOAN LOSSES	630	622	1,695	1,652
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	3,639	2,722	10,115	8,329
NONINTEREST INCOME
Service charges and fee income	499	509	1,494	1,450
Gain on sale of loans	915	--	1,466	--
Gain on sale of investment securities	--	18	106	18
Other noninterest income	65	78	258	237
Total noninterest income	1,479	605	3,324	1,705
NONINTEREST EXPENSE
Salaries and benefits	2,162	1,465	5,723	4,145
Operations	630	501	1,761	1,449
Occupancy	286	317	889	816
Data processing	254	234	762	652
OREO fair value write-downs, net of (gain) loss on sales	82	213	728	330
OREO expenses	57	25	155	153
Loan costs	213	94	550	357
Professional and board fees	178	119	481	388
FDIC insurance	66	50	185	330
Marketing and advertising	80	84	200	181
Impairment of mortgage servicing rights	108	--	105	--
Total noninterest expense	4,116	3,102	11,539	8,801
INCOME BEFORE PROVISION FOR INCOME TAX	1,002	225	1,900	1,233
BENEFIT FOR INCOME TAX	2,323	--	2,323	--
NET INCOME	$3,325	$225	$4,223	$1,233

(Table continues on following page)

FS Bancorp Q3 Earnings
October 26, 2012

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Net income per common share:
Basic	$1.03	nm(1)	nm(1)	nm(1)
Diluted	$1.03	nm(1)	nm(1)	nm(1)

Weighted average common shares outstanding:
Basic	3,240,125	nm(1)	nm(1)	nm(1)
Diluted	3,240,125	nm(1)	nm(1)	nm(1)
___________
(1)           Earnings per share and share calculations are not meaningful as the Company converted from a mutual to a public
Company on July 9, 2012.

FS Bancorp Q3 Earnings
October 26, 2012

FS BANCORP, INC.
BALANCE SHEETS
(Dollars in thousands, except per share amounts) (Unaudited)

	September 30	June 30,	December 31,
	2012	2012	2011
ASSETS
Cash and due from banks	$2,441	$3,085	$2,356
Interest-bearing deposits at other financial institutions	9,736	30,151	16,897
Total cash and cash equivalents	12,177	33,236	19,253
Securites available-for-sale, at fair value	38,794	37,864	26,899
Federal Home Loan Bank stock, at cost	1,781	1,797	1,797
Loans held for sale	8,511	4,094	--
Loans receivable, net	259,157	245,202	217,131
Accrued interest receivable	1,283	1,129	1,020
Premises and equipment, net	12,448	11,154	9,852
Other real estate owned	2,321	2,950	4,589
Deferred tax asset	2,688	--	--
Other assets	2,053	3,485	3,252
TOTAL ASSETS	$341,213	$340,911	$283,793

LIABILITIES
Deposits
Interest-bearing accounts	$243,390	$281,559	$227,164
Noninterest-bearing accounts	31,434	25,811	19,254
Total deposits	274,824	307,370	246,418
Borrowings	4,100	4,100	8,900
Other liabilities	2,918	1,539	1,708
Total liabilities	281,842	313,009	257,026
COMMITMENTS AND CONTINGENCIES
EQUITY (1)
Preferred stock, $.01 par value; 5,000,000 shares authorized; None issued	--	--	--
Common stock, $.01 par value; 45,000,000 shares authorized; 3,240,125 shares issued and outstanding	32	--	--
Additional paid-in capital	29,863	--	--
Retained earnings	30,673	27,349	26,451
Accumulated other comprehensive income	1,439	553	316
Unearned employee stock ownership plan shares	(2,636)	--	--
Total equity	59,371	27,902	26,767
TOTAL LIABILITIES AND EQUITY	$341,213	$340,911	$283,793

1)           Earnings per share and share calculations are not meaningful as the Company converted from a mutual to a public
Company on July 9, 2012.

FS Bancorp Q3 Earnings
October 26, 2012

KEY FINANCIAL RATIOS AND DATA	Three Months Ended
($ in thousands, except per share amounts) (Unaudited)	September 30,	June 30,	September 30,
	2012	2012	2011

PERFORMANCE RATIOS:
Return on assets (ratio of net income to average total assets) (2)	3.93%	0.81%	0.33%
Return on equity (ratio of net income to average equity) (2)	26.17	8.91	3.40
Yield on average interest-earning assets	6.11	6.21	6.37
Rate paid on average interest-bearing liabilities	0.89	0.97	1.24
Interest rate spread information:
Average during period	5.22	5.24	5.13
Net interest margin (2)	5.39	5.39	5.27
Operating expense to average total assets	4.87	5.00	4.56
Average interest-earning assets to average interest-bearing liabilities	123.60	114.34	112.69
Efficiency ratio (3)	71.61	76.64	78.55

	Nine Months Ended
	September 30,		September 30,
	2012		2011
PERFORMANCE RATIOS:
Return on assets (ratio of net income to average total assets) (2)	1.81%		0.64%
Return on equity (ratio of net income to average equity) (2)	15.90		6.36
Yield on average interest-earning assets	6.23		6.41
Rate paid on average interest-bearing liabilities	0.98		1.36
Interest rate spread information:
Average during period	5.25		5.05
Net interest margin (2)	5.39		5.20
Operating expense to average total assets	4.93		4.56
Average interest-earning assets to average interest-bearing liabilities	117.25		112.56
Efficiency ratio (3)	76.25		75.31

	September 30,	June 30,	December 31,
	2012	2012	2011
ASSET QUALITY RATIOS AND DATA:
Non-performing assets to total assets at end of period (4)	1.30%	1.38%	2.43%
Non-performing loans to total gross loans (5)	0.80	0.70	1.01
Allowance for loan losses to non-performing loans (5)	208.17	249.25	194.93
Allowance for loan losses to gross loans receivable	1.66	1.74	1.97

CAPITAL RATIOS:
Tier 1 leverage capital	13.22%	8.88%	9.58%
Tier 1 risk based capital	15.82	10.02	10.89
Total risk based capital	17.07	11.27	12.15

BOOK VALUES:
Book value per common share	$18.32	nm(1)	nm(1)

FS Bancorp Q3 Earnings
October 26, 2012

__________________________________________________

(1)	Earnings per share calculation are not meaningful as the Company converted from a mutual to a public company on July 9, 2012.
(2)	Annualized.
(3)	Total noninterest expense as a percentage of net interest income and total other noninterest income.
(4)	Non-performing assets consists of non-performing loans (which include non-accruing loans and accruing loans more than 90 days past due), foreclosed real estate and other repossessed assets.
(5)	Non-performing loans consists of non-accruing loans and accruing loans more than 90 days past due.